UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2021

The RealReal, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38953	45-1234222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Francisco Street Suite 600

San Francisco, CA 94133

(Address of Principal Executive Offices, including Zip Code)

(855) 435-5893

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	REAL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2021, The RealReal, Inc. (the “Company”) announced the appointment of Robert Julian as Chief Financial Officer of the Company effective October 1, 2021 (the “Effective Date”).

Mr. Julian, age 59, most recently served as Chief Financial Officer and Secretary for Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s Warehouse”), a position he held since April 2019. Mr. Julian has over 30 years of financial management experience, in both public and private companies, ranging in size from small-cap enterprises to Fortune 100 companies. Prior to Sportsman’s Warehouse, he served as Executive Vice President, Chief Financial Officer and Treasurer for Deluxe Entertainment Services Group from July 2017 to June 2018. Prior to that, Mr. Julian served as Senior Vice President and Chief Financial Officer for Callaway Golf Company from May 2015 to April 2017, and as Executive Vice President and Chief Financial Officer for Lydall Inc. from October 2012 to May 2015. Previously in his career, Mr. Julian held senior financial roles at Rockwell International, Honeywell, Cisco Systems, Fisher Scientific and Legrand S.A. He earned a B.A. Finance, with Honor, from Michigan State University, and an MBA Finance from The University of Michigan.

Mr. Julian entered into an offer letter (the “Offer Letter”) with the Company providing for an annual compensation package consisting of a base salary of $425,000 and a target bonus opportunity of 50% of base salary (prorated for 2021). Mr. Julian will also receive an initial grant of 575,000 restricted stock units (“RSUs”) under the Company’s 2019 Equity Incentive Plan, of which 35% will vest twelve months after the Effective Date and the remaining RSUs will vest quarterly over twelve quarters in equal amounts, subject to Mr. Julian’s continued employment. In addition, the Offer Letter provides for a one-time sign-on bonus in the amount of $1,000,000 to be paid in four equal quarterly payments within the first twelve months following the Effective Date, which is subject to repayment if Mr. Julian is terminated for cause or voluntarily resigns within one year of the Effective Date, and, in the event of such termination or resignation during the second year of Mr. Julian’s employment, the repayment obligation is reduced to 50% of the total amount. The Offer Letter also provides for a relocation allowance in the amount of $500,000 to be paid within thirty days of the Effective Date, which is subject to repayment if Mr. Julian is terminated for cause or voluntarily resigns within one year of the Effective Date.

Mr. Julian will enter into the Company’s Severance and Change in Control Agreement and the Company’s Indemnity Agreement in the same form, respectively, entered into by the Company’s other executive officers.

There is no arrangement or understanding between Mr. Julian and any other persons pursuant to which Mr. Julian was selected as Chief Financial Officer of the Company. Furthermore, there are no transactions between Mr. Julian and the Company that would be required to be reported under Item 404(a) of Regulation S-K. No family relationships exist between Mr. Julian and any of the Company’s directors or other executive officers.

A copy of the Company’s announcement regarding the appointment of Mr. Julian as Chief Financial Officer of the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	The RealReal Names Robert Julian Chief Financial Officer

104	Cover Page Interactive Data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The RealReal, Inc.

Date: September 21, 2021	By:	/s/ Todd Suko
Todd Suko
Chief Legal Officer and Secretary